Exhibit 10.3

STOCK PURCHASE AGREEMENT

BY AND AMONG

VYNETIC LLC,

TERRY B. ANDERTON,

WAGZ, INC.,

AND

SIGMATRON INTERNATIONAL, INC.

EFFECTIVE AS OF

April 1, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1

ARTICLE 2 PURCHASE AND SALE		5
2.1	Purchase and Sale	5
2.2	Purchase Price	6
2.3	Balance Sheet; No Further Obligations	6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		6
3.1	Organization; Capitalization	6
3.2	Authorization of the Transaction	7
3.3	Noncontravention	7
3.4	Brokers’ Fees	7
3.5	Subsidiaries and Investments	7

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDER		7
4.1	Authorization of the Transaction	8
4.2	Noncontravention	8
4.3	Litigation	8
4.4	Securities	8
4.5	Absence of Undisclosed Liabilities	8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER, ANDERTON AND THE COMPANY		8
5.1	Organization	8
5.2	Authorization of the Transaction	9
5.3	Noncontravention	9
5.4	Brokers’ Fees	10
5.5	Investment Intent	10
5.6	No Reliance	10
5.7	Litigation	10
5.8	Financial Statements	10
5.9	Absence of Undisclosed Liabilities	11

ARTICLE 6 CONFIDENTIALITY AND NON-DISPARAGEMENT COVENANTS		11
6.1	Confidentiality	11
6.2	Non-Disparagement	11
6.3	Remedies	11

ARTICLE 7 POST-CLOSING COVENANTS		12
7.1	Further Assurances	12
7.2	Public Announcements	12

7.3	Tax Matters	12
7.4	Release	13
7.5	Access to Books and Records	14
7.6	Employee and Employee Benefit Transition Matters	14

ARTICLE 8 CLOSING DELIVERIES		14
8.1	Shareholder Deliveries	14
8.2	Buyer Deliveries	15

ARTICLE 9 INDEMNIFICATION		15
9.1	Survival	15
9.2	Indemnification by the Shareholder	16
9.3	Indemnification by the Company	16
9.4	Limitations on Indemnification	16
9.5	Indemnification Claim Procedures	16
9.6	Manner of Payment	18
9.7	Exclusive Remedy	18

ARTICLE 10 ADDITIONAL COVENANTS; MISCELLANEOUS		18
10.1	Expenses	18
10.2	Amendment and Waiver	18
10.3	Notices	18
10.4	Successors and Assigns	19
10.5	Severability	19
10.6	Construction	19
10.7	Captions	20
10.8	No Third Party Beneficiaries	20
10.9	Complete Agreement	20
10.10	Counterparts	20
10.11	Governing Law	20
10.12	Submission to Jurisdiction	21
10.13	Waiver of Jury Trial	21
10.14	Incorporation of Appendices, Exhibits and Schedules	21
10.15	Legal Representation	21

Exhibit A	-	Balance Sheet
Exhibit B	-	Form of Stockholders Agreement
Exhibit C	-	Form of Working Capital Note

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on April 28, 2023, by and among Vynetic LLC, a Delaware limited liability company (“Buyer”), Wagz, Inc., a Delaware corporation (the “Company”), Terry B. Anderton, a New Hampshire resident (“Anderton”), and SigmaTron International, Inc., a Delaware corporation (the “Shareholder”). Buyer, the Company, Anderton and the Shareholder are sometimes individually referred to as a “Party”, and collectively, as the “Parties”. Capitalized terms used in this Agreement have the meanings assigned to such terms in ARTICLE 1 and elsewhere throughout this Agreement.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated July 19, 2021, as amended by the First Amendment dated December 7, 2021 (the “Merger Agreement”), the Shareholder caused the merger of its wholly owned subsidiary, Remy Pom, Inc., to be merged with and into the Company, with the Company surviving as the wholly-owned subsidiary of the Shareholder, effective as of December 31, 2021 (the “Merger”);

WHEREAS, the Shareholder owns all of the outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), consisting of 100 shares of Common Stock and constituting all of the outstanding Equity Interests in the Company;

WHEREAS, Anderton, the founder of the Company and sole principal of Buyer, has been, without interruption, an executive officer of the Company since its inception;

WHEREAS, Anderton, through Buyer, desires to purchase from the Shareholder, and the Shareholder desires to sell to Buyer, 81 shares of Common Stock (the “Shares”), upon the terms and subject to the conditions set forth in this Agreement, with the Shareholder retaining 19 shares of Common Stock (the “SigmaTron Holdings”); and

WHEREAS, Buyer, the Company, Anderton and the Shareholder each expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” means any suit, litigation, arbitration, mediation, claim, counterclaim, complaint, dispute, act, charge, demand, grievance, audit, investigation, inquires, inspection, review, survey, examination, notice letter or other proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Ancillary Agreements” means each of the Stockholders Agreement, the Working Capital Note, the Manufacturing Agreement and any other ancillary documents, agreements, certificates or other instruments contemplated by this Agreement.

“Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2023, a copy of which is attached hereto as Exhibit A.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer Expenses” means the aggregate amount of fees, costs and expenses incurred by or on behalf of Buyer or Anderton in connection with the negotiation, execution and performance of this Agreement and on behalf of Buyer, Anderton and the Company in connection with the negotiation, execution and performance of any Ancillary Agreement, including (i) any fees or expenses of Buyer, Anderton or the Company associated with obtaining financing and investments for the Company, and (ii) any fees, costs and expenses of Buyer’s, Anderton’s or the Company’s counsel, advisors, consultants, investment bankers, accountants, auditors and experts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, a Party that relates to the business, products, financial condition, operations, services, research or development of another Party or its customers, suppliers, distributors, independent contractors or other business relations, including: (i) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Party or its Affiliates, its customers and its confidential information; (iii) industry research compiled by, or on behalf of the Party, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, a Party or its Affiliates; and (iv) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; provided, however, that “Confidential Information” shall not include any information that (A) is or becomes generally available to the public other than as a result of a Party’s acts or omissions, (B) becomes available to a Party on a non-confidential basis from a source other than the owner thereof as long as such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, a Party with respect to such information, or (C) is developed by a Party in the ordinary course of its business without use of another Party’s Confidential Information.

“Contracts” means any legally binding contracts, agreements, documents, instruments, certificates, licenses, sublicenses, leases, subleases, letters of intent, franchises, commitments, promises, purchase orders, implied and express warranties, obligations, rights, memoranda of understanding, offer letters, indentures, mortgages, security interests, guarantees or other arrangements, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“Governing Documents” means the (a) document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any legally binding amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means a federal, state or local or foreign government or quasi-governmental entity or other political subdivision thereof or any court, administrative or regulatory agency, department, board, bureau or commission or other governmental authority or agency, domestic or foreign, as well as any arbitrator or arbitral body or body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” means, with respect to any Person as of any time or date, without duplication: (i) any Liabilities of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind; (ii) any Liabilities of such Person evidenced by bonds, notes or other similar instruments; (iii) any Liabilities of such Person issued or assumed as the deferred purchase price of property or services (including any seller notes, earnout obligations or similar contingent payment obligations (such amount to be the maximum amount)); (iv) any Liabilities of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business); (v) any Liabilities in respect of letters of credit, whether drawn or undrawn; (vi) the outstanding amount of any commitment by which a Person assures a creditor against loss (including any reimbursement Liability with respect to performance bonds, customs bonds, surety bonds, bankers acceptances and fidelity bonds); (vii) all interest rate protection agreements or currency swap transactions of such Person (valued on a market quotation basis), if any; (viii) any Liability secured by, contingent or otherwise, any Lien on the assets or property (whether real, personal, tangible or intangible) of such Person; (ix) any Liabilities of such Person under an interest rate, foreign currency exchange, currency swap or other interest or exchange rate hedging transactions (valued at the termination value thereof); (x) any Liabilities with respect to the factoring of accounts receivable; (xi) any Liabilities resulting from the resolution or settlement of any private or governmental claim, proceeding, action, suit, arbitration, mediation or judicial proceeding to which such Person is a party or otherwise subject; (xii) any Liabilities of such Person under conditional sale or other title retention agreements relating to any assets or property (whether real, personal, tangible or intangible) purchased by such Person; (xiii) any off-balance sheet financing of a Person (excluding operating leases); (xiv) any deferred rent; (xv) any outstanding lease payments for unused leased real property, (xvi) any Liabilities of such Person for salary, PTO, compensation, bonuses, severance arrangements, termination and change of control arrangements and similar obligations that are owed to any Person as an employee, independent contractor or other service provider to the Company, including underfunded employee pension benefit plans and any unsatisfied Liability for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (xvii) any cash overdrafts; (xviii) any accrued interest, breakage or prepayment premiums or penalties or other costs or expenses related to any of the foregoing, including any prepayment premiums; (xix) all guarantees by such Person of Indebtedness or any of Liability of any other Person and any other Liabilities for which such Person is liable, directly or indirectly, as guarantor, surety or otherwise; (xx) all Liabilities for compensation to independent contractors; (xxi) all Liabilities for Taxes (and unpaid Taxes), including the employer’s portion of Social Security taxes deferred in accordance with the CARES Act, regardless of when due and payable (which shall not be an amount less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax); (xxii) the amount of the New Hampshire Main Street Fund Grant; and (xxiii) any Liabilities for renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any of the foregoing.

“Law” or “law” means any foreign, provincial, federal, state, local or other law (including common law), statute, ordinance, rule, ruling, convention, act, constitution, code, treaty, fine, regulation, judgment, injunction, executive order, order, decree, award, judgment, injunction, requirement, pronouncement or other restriction of any Governmental Authority.

“Lenders” means JPMorgan Chase Bank and TCW Asset Management LLC, as Agent, and any of their successors or assigns.

“Liabilities” means any of the Company’s liability, Indebtedness, obligation, duty, deficiency, interest, Tax, penalty, fine, demand, judgment, Action, claim or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, at law or in equity.

“Liens” means any mortgage, lien, pledge, security interest, charge, option, proxy, easement, adverse claim, right of first refusal, servitude, hypothecation, voting trust or agreement, transfer restriction or other encumbrance of any kind.

“Loss” means any (i) damage, loss, debt, deficiency, injury, judgment, award, Tax, interest, fine, penalty, settlement, payment, obligations, Contracts, covenants, Action, Lien or other Liability of any kind or nature, (ii) fee, cost or expense of investigating, defending, asserting or settling any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals) and (iii) the cost of any Tax, interest or penalty with respect to the foregoing. “Loss” shall not include any punitive damages, except to the extent actually awarded to a third party.

“Manufacturing Agreement” means the business terms between the Shareholder and the Company that govern the provision of contract manufacturing and other services and the sale of products by the Shareholder to the Company, including a manufacturing agreement and related agreements, as modified, supplemented, amended or restated from time to time.

“Operation Expenses” means all Liabilities of the Company including in connection with any (i) salary, PTO, compensation, bonuses, severance arrangements, termination and change of control arrangements and similar obligations that are owed to any Person as an employee, independent contractor or other service provider to the Company (including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the exercise of, or payments made in respect of, any of the foregoing Liabilities or similar arrangements); (ii) Contract, (iii) Tax, or (iv) Action.

“Ownership Period” means the period from the closing of the Merger up to the Effective Date.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Related Party” or “Related Parties” means officers, directors, managers, shareholders, employees, advisors, agents, representatives, successors and assigns of a Party or Person.

“Shareholder Expenses” means the aggregate amount of fees, costs and expenses incurred by or on behalf of the Shareholder or the Company in connection with the negotiation, execution and performance of this Agreement and on behalf of the Shareholder in connection with the negotiation, preparation or execution of any Ancillary Agreement, including (i) any fees or expenses of the Shareholder or the Company associated with obtaining the necessary waivers, consents, approvals, releases and termination of any Liens of the Lenders, and (ii) any fees, costs and expenses of the Shareholder’s counsel, advisors, consultants, investment bankers, accountants, auditors and experts.

“Stockholders Agreement” means the Stockholders Agreement, as modified, supplemented, amended or restated from time to time, entered into by the Company, Buyer and the Shareholder, substantially in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any U.S. or non-U.S. federal, state, county, local, provincial or other taxes, including income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, value added, unclaimed property, escheatment, alternative or add on minimum, estimated and other taxes of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including deficiencies, penalties, interest, additions to tax, additional amounts and other charges or fees attributable thereto), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, form, declaration, report, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any laws relating to any Tax.

“Working Capital Note” means the Promissory Note issued by the Company to the Shareholder, substantially in the form attached hereto as Exhibit C, as modified, supplemented, amended or restated from time to time.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, effective as of 12:01 a.m. (Central) on April 1, 2023 (the “Effective Date”), the Shareholder shall sell, transfer and deliver to Buyer, free and clear of all Liens arising by, through or under Shareholder, and Buyer shall purchase from the Shareholder, the Shares (the “Closing”).

2.2 Purchase Price. The purchase price payable by Buyer for the Shares shall be One Dollar ($1.00) (the “Purchase Price”). The Shareholder hereby acknowledges receipt of the Purchase Price.

2.3 Balance Sheet; No Further Obligations».

(a) The Company has delivered the Balance Sheet, together with a complete and accurate copy of all supporting materials, to the Shareholder and Buyer.

(b) The Balance Sheet completely and accurately describes the final agreement of the Parties as to which Operation Expenses the Shareholder agrees it is responsible to pay. The Shareholder has no liability for any other Operation Expenses. The Company is responsible to pay all other Operation Expenses, whether arising before, on or after March 31, 2023.

(c) Each of Buyer and the Company, on behalf of itself and its Affiliates and Related Parties, acknowledges and agrees that the Shareholder is under no obligation to make any advance, loan, expense or other reimbursement, capital or other contribution to, or investment in the Company except for (i) the Operation Expenses identified on the Balance Sheet as the Shareholder’s responsibility, (ii) as contemplated by the Working Capital Note or (iii) as arises in the ordinary course of business under the Manufacturing Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, the Company and the Shareholder hereby represent and warrant to Buyer as of the Effective Date that:

3.1 Organization; Capitalization.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company is also qualified to do business and in good standing in the State of New Hampshire.

(b) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding, which shares of Common Stock constitute all of the issued and outstanding Equity Interests of the Company and are held of record and beneficially by the Shareholder. All of the issued and outstanding shares of Common Stock, including the Shares, have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights. Except for this Agreement, there are no other Equity Interests of the Company authorized, reserved for issuance or outstanding and no outstanding or authorized stock options, warrants, rights, Contracts, convertible or exchangeable securities, calls, puts, rights to subscribe, rights of first refusal, rights of first offer, conversion rights or other agreements or commitments of any kind or nature to which the Company is a party or by which it is bound providing for the issuance, disposition or acquisition of any of the Equity Interests of the Company or any rights or interests exercisable therefor. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Equity Interests of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any Equity Interests of the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other similar instruments evidencing Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Equity Interests of the Company on any matter. There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the Equity Interests of the Company. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of the Company.

(c) None of the issued and outstanding shares of Common Stock, including the Shares, are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Governing Documents of the Company during the Ownership Period.

3.2 Authorization of the Transaction. The execution, delivery and performance by the Company of this Agreement and the sale of the Shares contemplated hereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, the Company’s Board of Directors or the Shareholder is necessary to authorize the execution, delivery or performance by the Company of this Agreement or the sale of the Shares contemplated hereby.    This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

3.3 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the sale of the Shares contemplated hereby (i) violate any Law or other restriction to which the Company is subject, or (ii) violate any provision of the Governing Documents of the Company immediately before the Effective Date.

(b) No consent, license, authorization or approval or other action by, and no notice to or filing, registration or declaration with, any Governmental Authority is required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Shareholder of the sale of the Shares contemplated hereby, other than filings required to be made by the Shareholder with the Securities and Exchange Commission upon the Closing.

3.4 Brokers’ Fees. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by the Shareholder.

3.5 Subsidiaries and Investments. The Company does not own, and during the Ownership Period has not owned, any Subsidiaries, and the Company does not own, directly or indirectly, any Equity Interest in any other Person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDER

As a material inducement to Buyer to enter into this Agreement, the Shareholder represents and warrants to Buyer as of the Effective Date that:

4.1 Authorization » of the Transaction. The Shareholder has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Shareholder is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Shareholder of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Shareholder, and no other Action on the part of the Shareholder is necessary to authorize the execution, delivery or performance of this Agreement or each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Shareholder and this Agreement constitutes, and each Ancillary Agreement to which it is a party, upon execution and delivery by the Shareholder will constitute, a valid and binding obligation of the Shareholder, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

4.2 Noncontravention ». Neither the execution and delivery by the Shareholder of this Agreement and each Ancillary Agreement to which it is a party nor the consummation of each of the transactions contemplated hereby or thereby (a) violate any Law or other restriction to which the Shareholder is subject, (b) violate any provision of the Shareholder’s Governing Documents or (c) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject, other than (i) consents it has obtained and (ii) filings with the Securities and Exchange Commission required to be made upon the Closing.

4.3 Litigation ». There are no Actions pending or, to the knowledge of the Shareholder, threatened, against or affecting the Shareholder or the Company, at law or in equity, or before or by any Governmental Authority, which would have an adverse effect on the consummation of the transactions contemplated hereby.

4.4 Securities ». (a) The Shareholder holds of record and owns beneficially all of the Shares. The Shareholder is validly selling all of the Shares to Buyer, free and clear of all Liens arising by, through or under the Shareholder. Notwithstanding anything to the contrary in this Agreement, the SigmaTron Holdings are and remain subject to the Lien of the Lenders.

4.5 Absence of Undisclosed Liabilities. To the knowledge of the Shareholder, the Company does not have any Liability or Indebtedness, whether arising out of any transactions, any action or inaction, any state of facts or otherwise, other than: (a) Liabilities set forth on the face of the Balance Sheet; and (b) indebtedness under the Working Capital Note.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER, ANDERTON AND THE COMPANY

As a material inducement to the Shareholder to enter into this Agreement, (a) as to Sections 5.1 through 5.7, Buyer and Anderton jointly and severally represent and warrant to the Shareholder as of the Effective Date that, (b) as to Sections 5.8(a) and 5.9(a), the Company represents and warrants to the Shareholder as of the Effective Date that, and (c) as to Sections 5.8(b) and 5.9(b), Anderton represents and warrants to the Shareholder as of the Effective Date that:

5.1 Organization». Buyer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required.

5.2 Authorization of the Transaction».

(a) Buyer has full power and authority and Anderton has the legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Buyer or Anderton is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other Action on the part of the Buyer is necessary to authorize the execution, delivery or performance of this Agreement or each Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which Buyer or Anderton is a party will be, duly executed and delivered by the Buyer or Anderton and this Agreement constitutes, and each Ancillary Agreement, upon execution and delivery by the Buyer and Anderton will each constitute, a valid and binding obligation of the Buyer and Anderton, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

(b) The Company has full power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by the Company of each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other Action on the part of the Company is necessary to authorize the execution, delivery or performance of each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated thereby. Each Ancillary Agreement to which the Company is a party will be, duly executed and delivered by the Company and constitutes, and each Ancillary Agreement, upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

5.3 Noncontravention».

(a) Neither the execution and the delivery of this Agreement and each Ancillary Agreement to which Buyer or Anderton is a party, nor the consummation of the transactions contemplated hereby or thereby (a) violate any Law or other restriction to which Buyer or Anderton is subject, (b) violate any provision of Buyer’s Governing Documents, or (c) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of Buyer’s or Anderton’s assets are subject, except any such consent or notice which is required and has been obtained or delivered pursuant to the Buyer’s Governing Documents or any Contracts relating to Indebtedness of Buyer. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement. There are no Actions pending or, to the knowledge of Buyer or Anderton, threatened against or affecting Buyer or Anderton at law or in equity, or before any Governmental Authority, which would adversely affect Buyer’s or Anderton’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Neither the execution and the delivery of each Ancillary Agreement to which the Company is a party, nor the consummation of the transactions contemplated thereby (a) violate any Law or other restriction to which the Company is subject as of and after the Effective Date, (b) violate any provision of the Company’s Governing Documents effective after the Closing, or (c) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject, except any such consent or notice which is required and has been obtained or delivered pursuant to the Company’s Governing Documents or any Contracts relating to Indebtedness of the Company. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4 Brokers’ Fees. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Buyer or Anderton.

5.5 Investment Intent. Buyer is acquiring the Shares from the Shareholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

5.6 No Reliance. Anderton and Buyer acknowledge that each of them has created, has access to or possesses all information about the Company and its business, assets, liabilities, financial condition, employees and operations since its inception, including before the Merger and since, has created, has access to or possesses all materials, documents and other information that either deems necessary or advisable to evaluate the Company and the Shares, and has made its own independent examination, investigation, analysis and evaluation of the Company and the Shares, including its own estimate of the value of the Shares. Buyer has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Company) as Buyer deems adequate to purchase the Shares. Neither the Shareholder nor any other Person on its behalf has made or makes any other express or implied representation or warranty, either written or oral, to Buyer or Anderton including any representation or warranty as to the accuracy or completeness of any information regarding the Company.

5.7 Litigation. There are no Actions pending or, to the knowledge of Buyer or Anderton, threatened against or affecting Buyer, Anderton or the Company, at law or in equity, or before or by any Governmental Authority, which would have an adverse effect on the consummation of the transactions contemplated hereby.

5.8 Financial Statements.

(a) The Balance Sheet (i) is accurate and complete in all material respects, (ii) is based upon and consistent with information contained in the books and records of the Company, which books and records are accurate, correct and complete, (iii) was prepared in accordance with the same accounting methodologies, principles and procedures used in preparing the Shareholder’s financial statements during the Ownership Period, with only such adjustments, entries and reserves as the Shareholder and Buyer agree during the Ownership Period, and (iv) fairly presents the assets and liabilities of the Company as of the date thereof.

(b) To the knowledge of Anderton, the Balance Sheet (i) is accurate and complete in all material respects, (ii) is based upon and consistent with information contained in the books and records of the Company, which books and records are accurate, correct and complete, (iii) was prepared in accordance with the same accounting methodologies, principles and procedures used in preparing the Shareholder’s financial statements during the Ownership Period, with only such adjustments, entries and reserves as the Shareholder and Buyer agree during the Ownership Period, and (iv) fairly presents the assets and liabilities of the Company as of the date thereof.

5.9 Absence of Undisclosed Liabilities.

(a) The Company does not have any Liability or Indebtedness, whether arising out of any transactions, any action or inaction, any state of facts or otherwise, other than: (a) Liabilities set forth on the face of the Balance Sheet; and (b) indebtedness under the Working Capital Note. All information provided by or on behalf of the Company to the Shareholder in connection with the Company, including as to its revenue, expenses, profitability, obligations or prospects, was accurate and complete when made.

(b) To the knowledge of Anderton, the Company does not have any Liability or Indebtedness, whether arising out of any transactions, any action or inaction, any state of facts or otherwise, other than: (a) Liabilities set forth on the face of the Balance Sheet; and (b) indebtedness under the Working Capital Note. All information provided by or on behalf of the Company to the Shareholder in connection with the Company, including as to its revenue, expenses, profitability, obligations or prospects, was accurate and complete when made.

ARTICLE 6

CONFIDENTIALITY AND NON-DISPARAGEMENT COVENANTS

6.1 Confidentiality. The Parties shall keep, and shall cause each of their respective Affiliates and Related Parties to keep, confidential all Confidential Information of each other Party. Each Party shall keep confidential and shall not, and shall not permit its Affiliates or Related Parties, to either disclose or use any of the Confidential Information of another Party except in connection with this Agreement, without the prior written consent of such other Party. Buyer, Anderton, the Company and each of their Affiliates and Related Parties shall maintain the confidentiality of any Confidential Information from or about the Shareholder for so long as such Confidential Information remains confidential and, at the Shareholder’s request, destroy all copies (other than one archival copy) thereof. The Shareholder and each of its Affiliates and Related Parties shall maintain the confidentiality of all Confidential Information from or about the Company, Anderton or Buyer and, at Buyer’s request, destroy all copies (other than one archival copy) thereof. Each party is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret Law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Governmental Authority, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of Law; or (B) made in a complaint or other document filed in an Action, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the Law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.2 Non-Disparagement. Each Party agrees that it shall not (and shall cause its Affiliates and Related Parties not to), except to the extent done in good faith in any Action against a Party in connection with this Agreement, make any disparaging statement or communication regarding another Party or their Affiliates or Related Parties (whether via the internet, social media, email, text message or otherwise).

6.3 Remedies. Each of the Parties acknowledges and agrees that the covenants and agreements set forth in this ARTICLE 6 are a material inducement to each of the Parties to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, and that the other Parties would not obtain the benefit of the bargain set forth in this Agreement and the Ancillary Agreements as specifically negotiated by the Parties hereto if a Party breached such provision. Each Party acknowledges and agrees that the aggrieved Party may be damaged irreparably in the event this ARTICLE 6 is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that the aggrieved Party shall be entitled to seek an injunction to prevent breaches of the provisions of this Article 6 and to enforce specifically this ARTICLE 6 in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled pursuant hereto.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense use commercially reasonable efforts to (i) cooperate with the other Party, (ii) perform any further act and (iii) execute and deliver such documents, instruments or certificates as may be reasonably requested by the other Parties to this Agreement in order to effectuate any transaction, act or agreement contemplated by this Agreement.

7.2 Public Announcements. The Shareholder agrees to provide a draft of its press release publicly announcing the Closing for Anderton’s prior comment. Otherwise, the Parties agree not to disclose the terms of this Agreement without the other Parties’ approval; provided that all Parties may disclose the terms to the extent necessary to complete its Tax Returns or enforce the terms of this Agreement or if required by Law.

7.3 Tax Matters.

(a) Tax Returns. The Shareholder has treated the Company as a part of its consolidated group for federal and certain state income Tax reporting purposes for the Shareholder’s taxable periods that include the Ownership Period. The Shareholder has timely filed or will timely file all federal and state income Tax Returns for such taxable periods consistent with such treatment and has paid or will pay all Taxes due in connection with such federal and state income Tax Returns. The Company has timely filed or will timely file all other Tax Returns required to be filed by the Company and has paid or will pay all Taxes due in connection with all such other Tax Returns (provided that, as set forth on the Balance Sheet, the Shareholder will remit $2,009.42 of sales Taxes (from the Company’s collections from its customers) attributable to the Ownership Period when due).

(b) Cooperation. The Company and the Shareholder will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return in respect of Taxes for any taxable period of the Shareholder that includes the Ownership Period or in connection with any audit, examination, assessment, administrative proceeding or litigation in respect of Taxes for any taxable period of the Shareholder that includes the Ownership Period. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax authorities. Each of the Company and the Shareholder shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters for any taxable period of the Shareholder that includes the Ownership Period until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, including extensions to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters for any taxable period of the Shareholder that includes the Ownership Period, the Company or the Shareholder (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

7.4 Release. (a) The Shareholder, on behalf of itself and each of its Affiliates and Related Parties (collectively, the “Shareholder Releasing Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge Buyer, Anderton, the Company, and each of their respective Affiliates and Related Parties (collectively, the “Company Released Parties”), of and from any and all Loss of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or otherwise, at law or in equity, which any such Shareholder Releasing Party now has, has ever had or may hereafter have against any Company Released Party arising from the Merger Agreement or arising contemporaneously with or prior to the Closing or on account of or arising out of, directly or indirectly, any act, omission, matter, cause, circumstance, event or transaction occurring contemporaneously with or prior to the Closing, including any claims arising from or relating to any of the Shareholder Releasing Party’s prior relationship with the Company Released Parties or the Shareholder Releasing Party’s rights or status as a current or former, direct or indirect, Affiliate or Related Party of the Company Released Parties or any other Person in which capacity the Shareholder Releasing Party is or was serving at the request of any of the Company Released Parties (collectively, the “Shareholder Causes of Action”); provided, however, that the Shareholder Causes of Action shall not include any rights or claims by any Shareholder Releasing Party arising from or under this Agreement or any Ancillary Agreement. The Shareholder understands that this is a full and final general release of all Shareholder Causes of Action that could have been asserted by any Shareholder Releasing Party against any of the Company Released Parties.

(b) The Company, Buyer and Anderton, on behalf of themselves and each of its Affiliates and Related Parties (collectively, the “Company Releasing Parties” and, together with the Shareholder Releasing Parties, the “Releasing Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge the Shareholder and each of its Affiliates and Related Parties (collectively, the “Shareholder Released Parties” and, together with the Company Released Parties, the “Released Parties”), of and from any and all Loss of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or otherwise, at law or in equity, which any such Company Releasing Party now has, has ever had or may hereafter have against any Shareholder Released Party arising from the Merger Agreement or arising contemporaneously with or prior to the Closing or on account of or arising out of, directly or indirectly, any act, omission, matter, cause, circumstance, event or transaction occurring contemporaneously with or prior to the Closing, including any claims arising from or relating to any of a Company Releasing Party’s prior relationship with the Shareholder Released Parties or the Company Releasing Party’s rights or status as a current or former, direct or indirect Affiliate or Related Party of the Shareholder Released Parties or any other Person in which capacity the Company Releasing Party is or was serving at the request of any of the Shareholder Released Parties (collectively, the “Company Causes of Action” and, together with the Shareholder Causes of Action, the “Causes of Actions”); provided, however, that the Company Causes of Action shall not include any rights or claims by any Company Releasing Party arising from or under this Agreement or any Ancillary Agreement. The Company, Buyer and Anderton understand that this is a full and final general release of all Company Causes of Action that could have been asserted by any Company Releasing Party against any of the Shareholder Released Parties.

(c) Each Releasing Party acknowledges and agrees that the terms and provisions of this Section 7.4 have been a material inducement to the Released Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and that the Released Parties will rely upon this Section 7.4 in consummating such transactions. Each Releasing Party represents and warrants to the Released Parties that it: (i) has not assigned any Causes of Action against any Released Party; (ii) fully intends to release all Causes of Action against the Released Parties; (iii) has consulted with counsel with respect to this Agreement and has been fully apprised of the consequences of this release; (iv) has had access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and the Ancillary Agreements; and (v) has not relied upon any Released Party in deciding to enter into this Agreement or any Ancillary Agreements and has made its own independent analysis and decision to enter into this Agreement and the Ancillary Agreements. Each Releasing Party shall not, and cause each Related Party not to, institute any Action against any Released Party with respect to any Causes of Action. The Released Parties are intended to be third party beneficiaries of this Section 7.4.

7.5 Access to Books and Records. The Shareholder shall have the right for a period of seven years following the Effective Date to have reasonable access to the books, records and accounts, including financial and Tax information, correspondence, intellectual property records, employee records (including records maintained by or at TriNet HR III, Inc. or successor PEO) and other records, that relate to the Company and its operations through April 30, 2023. Neither the Buyer nor the Company shall destroy any such books, records or accounts without first providing the Shareholder with the opportunity to obtain or copy such books, records, or accounts at its expense.

7.6 Employee and Employee Benefit Transition Matters.

(a) The Company has delivered to the Shareholder a census of employees of the Company as of the Effective Date and as of Closing, including such information as requested by the Shareholder.

(b) The Company and Buyer shall be solely responsible for complying with the requirements of Section 4980B of the Code and any similar state Law for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement.

7.7 Public Records. The Company will take such actions, and the Shareholder will cooperate, in each case as reasonably necessary to promptly change the Company’s public records to remove the names, addresses or email addresses of any officer, director, or other representative of the Shareholder or registered agent of the Company.

ARTICLE 8

CLOSING DELIVERIES

8.1 Shareholder Deliveries. At the Closing, the Company and the Shareholder shall have delivered to Buyer each of the following:

(a) a stock power duly executed by the Shareholder, calling for the transfer of the Shares to Buyer;

(b) a certificate, dated as of the Closing and executed on behalf of the Company by its Secretary, certifying (i) the Company’s certificate of incorporation and bylaws, and (ii) board resolutions approving this Agreement and the consummation of the transactions contemplated hereby;

(c) a certificate of the State of Delaware stating that the Company is in good standing, certified on a date not earlier than five (5) Business Days prior to the Closing;

(d) a letter terminating Anderton’s right to observe and obtain materials relating to meetings of the Shareholder’s Board of Directors (the “Board Letter”), duly executed by the Shareholder;

(e) a letter terminating the Shareholder’s designation of Anderton under its Regulation FD Disclosure Policy (the “Reg FD Letter”), duly executed by the Shareholder;

(f) duly executed resignations of Gary R. Fairhead, James J. Reiman and Miriam Leskovar Burkland as director and officers of the Company, effective as of the Effective Date;

(g) evidence that the Lenders have approved the sale of the Shares and released their Liens on the Shares and the Company’s assets;

(h) the Manufacturing Agreement, duly executed by the Shareholder;

(i) the Stockholders Agreement, duly executed by the Shareholder; and

(j) the Working Capital Note, duly executed by the Shareholder.

8.2 Buyer Deliveries. At the Closing, Buyer shall have delivered to the Shareholder each of the following:

(a) a certificate, dated as of the Closing and executed on behalf of Buyer by its Secretary, certifying the (i) Governing Documents of Buyer, including its certificate of organization and operating agreement, and (ii) manager resolutions approving this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(b) a certificate of the State of Delaware stating that Buyer is in good standing, certified on a date not earlier than five (5) Business Days prior to the Closing;

(c) an update on efforts to raise capital and debt to finance the operation of the Company after the Effective Date, provided by Anderton;

(d) the Board Letter, duly executed by Anderton;

(e) the Reg FD Letter, duly executed by Anderton;

(f) the Manufacturing Agreement, duly executed by the Company;

(g) the Stockholders Agreement, duly executed by the Company; and

(h) the Working Capital Note, duly executed by the Company.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.All of the representations and warranties set forth in this Agreement or in any Ancillary Agreement delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until March 31, 2025. Each of the covenants and agreements set forth in this Agreement (including in ARTICLES 6 and 7) and any Ancillary Agreement delivered in connection with this Agreement shall survive the Closing in accordance with their respective terms or, if no such term is expressly contemplated, the date which is sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such covenants and agreements (taking into account any extensions or waivers thereof). Notwithstanding anything in this Section 9.1 to the contrary, in the event that any breach of any representation or warranty by a Party constitutes Fraud, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect without any time limitation with respect to such breach. For the avoidance of doubt, the Parties agree and acknowledge that the survival periods in this ARTICLE 9 are contractual statutes of limitations and any claims brought hereunder must be brought or filed prior to the expiration of the applicable survival period.

9.2 Indemnification by the Shareholder. Subject to the other terms and conditions of this ARTICLE 9, the Shareholder shall indemnify, reimburse, defend and hold harmless Buyer and each of its Affiliates and their Related Parties (including the Company) (collectively, the “Buyer Group”), from, for and against any Losses which they suffer, sustain or become subject to as a result of or in connection with:

(a) any inaccuracy in or breach of any representation or warranty made by the Shareholder or the Company contained in ARTICLE 3 or ARTICLE 4 of this Agreement or in any certificate delivered by or on behalf of the Shareholder pursuant to this Agreement; or

(b) any breach or non-fulfillment by the Shareholder of any covenant or agreement contained in this Agreement.

9.3 Indemnification by the Company. Subject to the other terms and conditions of this ARTICLE 9, the Company shall indemnify, reimburse, defend and hold harmless the Shareholder and each of its Affiliates and Related Parties (excluding the Company) (collectively, the “Shareholder Group”), from, for and against any Losses which they suffer, sustain or become subject to as a result of or in connection with:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer, Anderton or the Company contained in ARTICLE 5 of Agreement or any certificate delivered by or on behalf of Buyer, Anderton or the Company pursuant to this Agreement; or

(b) any breach or non-fulfillment by Buyer or the Company of any covenant or agreement contained in this Agreement.

9.4 Limitations on Indemnification. The amount of any Losses shall be net of any insurance proceeds received as an offset against such Losses, provided, that the amount of such reduction will be reduced by any increase in premiums and reasonable expenses related thereto. Notwithstanding the foregoing, in no event shall an Indemnified Party be required to (x) make any claim or commence any legal proceeding against its customers or vendors or (y) commence any legal proceeding against any insurance company to collect insurance benefits in respect of a Loss. Subject to the limitations contained herein, the Parties shall take and shall cause their Affiliates to use commercially reasonable efforts to recover under any available insurance policy and to mitigate any Losses.

9.5 Indemnification Claim Procedures.

(a) Third Party Claims.

(i) Any Person making a claim for indemnification under this ARTICLE 9 (an “Indemnified Party”) must give the indemnifying party (the “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount, or anticipated amount, of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) within thirty (30) days after the Indemnified Party receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party, including any domestic or foreign court or Governmental Authority (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 9.5, except and only to the extent the Indemnifying Party and the defense of such claim is actually and materially prejudiced as a result thereof. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption to the Indemnified Party; provided that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and defend such Third-Party Claim actively and diligently, (B) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice, and (C) the Indemnifying Party may not permit a default or consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the Indemnified Party’s prior, written consent, which shall not be unreasonably withheld. Any entry of judgement, settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE 9.

(ii) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of such Third Party Claim if such claim (V) seeks (in whole or in part) injunctive, equitable or other non-monetary relief, (W) involves criminal or quasi-criminal allegations, (X) would reasonably be expected to result in Losses in excess of the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this ARTICLE 9 or (Z) involves a claim in which the Indemnified Party has been advised by counsel that the Indemnifying Party has failed or is failing to actively and diligently prosecute or defend such Third Party Claim or an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party.

(iii) If the Indemnifying Party is not entitled to assume control of the defense of such Third Party Claim or, within such thirty (30) day period, does not provide written notice to the Indemnified Party in accordance with Section 9.5(a) properly assuming the defense of such matter, the Indemnified Party shall have the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party; provided, however, that if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Loss hereunder.

(iv) The Parties shall (A) use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim in connection with this Section 9.5, (B) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, (C) preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims, and (D) provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party; provided, that such cooperation referenced in the foregoing clauses (A) through (D) would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

(b) Direct Claims. Any claim by an Indemnified Party on account of Loss that does not arise from a Third Party Claim (a “Direct Claim”) shall be asserted in a Claim Notice and delivered to the Indemnifying Party prior to the expiration of the applicable limitation date described in this Section 9. Such Claim Notice shall describe such claim and the nature and amount, or anticipated amount, of the Loss, to the extent that the nature and amount thereof are determinable at such time. If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the twenty (20) day period commencing following delivery by the Indemnified Party of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Section 9.5(b) on the terms set forth in the

Claim Notice upon the earlier of (i) notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such twenty (20) day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such twenty (20) day period. In such event, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(c) Indemnification Objections. In the event the Indemnifying Party timely objects, in whole or in part, to a claim for indemnification under this ARTICLE 9, such Indemnifying Party shall not be obligated to provide indemnification with respect to such properly disputed claim (or such disputed portion) unless and until (a) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for such Losses in a final, non-appealable judgment or arbitration award, or (b) such matter has been finally resolved by written agreement of Buyer and the Shareholder.

9.6 Manner of Payment. Any indemnification obligation for Losses payable by an Indemnifying Party shall be paid within five (5) Business Days of the final determination of such Losses.

9.7 Exclusive Remedy. Except with respect to (a) ARTICLE 6, and (b) Actions arising out of or relating to Fraud, each of the Parties acknowledges and agrees that the indemnification provisions set forth in this ARTICLE 9 shall be the exclusive remedy of the Parties with respect to any breaches of the representations, warranties, covenants, or agreements set forth in this Agreement.

ARTICLE 10

ADDITIONAL COVENANTS; MISCELLANEOUS

10.1 Expenses. Except as provided herein, each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, the Shareholder shall be responsible for the payment of all Shareholder Expenses and Buyer shall be responsible for the payment of all Buyer Expenses.

10.2 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer, Anderton, the Company and the Shareholder. No course of dealing between or among any Persons having any interest in this Agreement, or action taken by any such Person (including in any investigation by or on behalf of any Party), will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing (including by email). Any notice, request, demand, claim or other communication hereunder shall be deemed duly received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. Eastern Time. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Notices to the Shareholder:

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Attention: Gary R. Fairhead, CEO

Email address: gary.fairhead@sigmatronintl.com

with a copy to (which notice shall not constitute notice):

Howard & Howard Attorneys PLLC

200 South Michigan Ave., Suite 1100

Chicago, Illinois 60604

Attention: Miriam Leskovar Burkland

Email address: mburkland@howardandhoward.com

Notices to Buyer or Anderton:

Vynetic LLC

c/o Wagz, Inc.

100 Market Street, Suite 401

Portsmouth, New Hampshire 03801

Attention: Terry B. Anderton, CEO

Email address: terry@wagz.com

with a copy to (which notice shall not constitute notice):

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, NH 03801

Attention: Scott E. Pueschel

Email address: spueschel@pierceatwood.com

10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that any Party may assign its rights under this Agreement to any lender (or agent on behalf of lenders) as collateral security for the obligations of the Party to such lender(s).

10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Construction.

(a) Each Party agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean the conjunctive “and/or”. Any reference to any particular section or any other provisions of Law will be interpreted to include any revision of or successor to that section or provision regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

10.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.8 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including ARTICLE 9), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and the Persons expressly named herein, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company.

10.9 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, electronic signature or digital imaging device (i.e., pdf format), all of which taken together shall constitute one and the same instrument.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.12 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware, in each case located in the City of Wilmington and County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.

10.14 Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Legal Representation. Following the Closing, Howard & Howard Attorneys PLLC (“H&H”) may serve as counsel to the Shareholder in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, and each of the other Parties hereto consents thereto and waives any conflict of interest arising therefrom. As to any privileged attorney client communications between H&H and the Company, the Shareholder or any of its Affiliates prior to and through the Closing relating to the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby (collectively, the “Privileged Communications”), each of Anderton and Buyer, on its behalf and on behalf of all of its Affiliates and Related Parties, agrees that in the event that a dispute arises by or among Anderton, Buyer, the Company, or their Affiliates or Related Parties, on the one hand, and Shareholder and its Affiliates or Related Parties on the other hand, (a) the right to control such Privileged Communication will be retained by the Shareholder and (b) they shall not assert attorney-client privilege with respect to such Privileged Communications. The foregoing waiver and agreement does not apply to communications with any Person other than the Shareholder, its Affiliates or Related Parties and its advisors. In the event that Buyer or Anderton is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer or Anderton shall, to the extent legally permissible, promptly (and, in any event, within two (2) Business Days) notify the Shareholder in writing so that the Shareholder can seek a protective order and shall cooperate with the Shareholder in its efforts to obtain a protective order. Each of Anderton and Buyer agrees that it will not, and that it will cause the Company not to, (i) assert that Anderton, Buyer or the Company has the right to waive the attorney-client or other privilege with respect to the Privileged Communications or (ii) seek to obtain the Privileged Communications from H&H.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

VYNETIC LLC

By:	/s/ Terry B. Anderton
Name: Terry B. Anderton
Title: Manager

ANDERTON:

/s/ Terry B. Anderton
Terry B. Anderton

COMPANY:

WAGZ, INC.

By:	/s/ Gary R. Fairhead
Name: Gary R. Fairhead
Title: Chairman of the Board

SHAREHOLDER:

SIGMATRON INTERNATIONAL, INC.

By:	/s/ Gary R. Fairhead
Name: Gary R. Fairhead
Title: CEO

Exhibit A

Balance Sheet

Exhibit B

Stockholders Agreement

Exhibit C

Working Capital Note